SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

BANKATLANTIC BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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BANKATLANTIC BANCORP, INC.

1750 East Sunrise Boulevard
Fort Lauderdale, Florida 33304

April 15, 2003

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders of BankAtlantic Bancorp, Inc., which will be held on May 20, 2003 at 5:45 p.m., local time, at the Signature Grand, 6900 State Road 84, Davie, FL 33317.

      Please read these materials so that you will know what we plan to do at the meeting. Also, please sign and return the accompanying proxy card in the postage-paid envelope. This way, your shares will be voted as you direct even if you cannot attend the meeting.

      On behalf of your Board of Directors and our employees, I would like to express our appreciation for your continued support.

Sincerely,

Alan B. Levan
Chairman of the Board

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
PROPOSAL AT THE ANNUAL MEETING
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS
INDEPENDENT PUBLIC ACCOUNTANTS
ADDITIONAL INFORMATION
AUDIT COMMITTEE CHARTER OF BANKATLANTIC BANCORP, INC.

BANKATLANTIC BANCORP, INC.

1750 East Sunrise Boulevard
Fort Lauderdale, Florida 33304

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 20, 2003

       Notice is hereby given that the Annual Meeting of Shareholders of BankAtlantic Bancorp, Inc. (the “Company”) will be held at the Signature Grand, 6900 State Road 84, Davie, Florida 33317 on May 20, 2003 commencing at 5:45 p.m., local time, for the following purposes:

1. To elect four directors to the Company’s Board of Directors, three of whom will serve until the Annual Meeting in 2006 and one of whom will serve until the Annual Meeting in 2005.

2. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

      The matters listed above are more fully described in the Proxy Statement which forms a part of this Notice.

      Only shareholders of record at the close of business on April 9, 2003 are entitled to notice of and to vote at the Annual Meeting.

Sincerely yours,

Alan B. Levan
Chairman of the Board

Fort Lauderdale, Florida

April 15, 2003

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES; THEREFORE EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

BANKATLANTIC BANCORP, INC.

1750 East Sunrise Boulevard
Fort Lauderdale, Florida 33304

PROXY STATEMENT

       The Board of Directors of BankAtlantic Bancorp, Inc. (the “Company”) is soliciting proxies to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the Signature Grand, 6900 State Road 84, Davie, Florida 33317 on May 20, 2003 at 5:45 p.m., and at any and all postponements or adjournments of the Annual Meeting, for the purposes set forth in the accompanying Notice of Meeting.

      This Proxy Statement, Notice of Meeting and accompanying proxy card are being mailed to shareholders on or about April 15, 2003.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE ANNUAL MEETING

What is the purpose of the meeting?

      At our Annual Meeting, shareholders will act upon the election of directors, as well as any other matters which may properly be brought before the meeting. Also, management will report on the Company’s performance during the last fiscal year and respond to appropriate questions from shareholders.

Who is entitled to vote at the meeting?

      Record holders of the Company’s Class A common stock (“Class A Stock”) and record holders of the Company’s Class B common stock (“Class B Stock”) at the close of business on April 9, 2003 may vote at the meeting.

      On April 9, 2003, 53,526,846 shares of Class A Stock and 4,876,124 shares of Class B Stock were outstanding and, thus, are eligible to vote at the meeting.

What are the voting rights of the holders of Class A Stock and Class B Stock?

      Holders of Class A Stock and holders of Class B Stock will vote as one class on the matters to be voted upon at the meeting. Holders of Class A Stock are entitled to one vote per share, with all holders of Class A Stock having in the aggregate 53% of the general voting power; holders of Class B Stock have the remaining 47% of the general voting power.

      The number of votes for each share of Class B Stock is calculated each year in accordance with the Company’s Amended and Restated Articles of Incorporation. At this year’s meeting, each outstanding share of Class B Stock will be entitled to 9.7346 votes on each matter.

What constitutes a quorum?

      The presence at the meeting, in person or by proxy, of the holders of shares representing a majority of the aggregate voting power (as described above) of the common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business.

What is the difference between a shareholder of record and a “street name” holder?

      If your shares are registered directly in your name with American Stock Transfer & Trust Company, the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares but not the shareholder of record, and your shares are held in “street name.”

How do I vote my shares?

      If you are a shareholder of record, you can give a proxy to be voted at the meeting by mailing in the enclosed proxy card.

      If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Can I vote my shares in person at the meeting?

      Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting.

      However, if you are a “street name” holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

      Even if you currently plan to attend the meeting, we recommend that you also submit your vote by proxy or by giving instructions to your broker or nominee as described above so that your vote will be counted if you later decide not to attend the meeting.

What are my choices when voting?

      In the election of directors, you may vote for all nominees, or your vote may be withheld with respect to one or more nominees. The proposal related to the election of directors is described in this proxy statement beginning at p. 3.

What is the Board’s recommendation?

      The Board of Directors recommends a vote FOR all of the nominees for director.

What if I do not specify how I want my shares voted?

      If you do not specify on your proxy card (or when giving your proxy by telephone or over the Internet) how you want to vote your shares, we will vote them FOR all of the nominees for director.

Can I change my vote?

      Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

•	by submitting written notice of revocation to the Company’s Secretary;

•	by submitting another proxy by mail that is dated later and is properly signed; or

•	by voting in person at the meeting.

What vote is required for a proposal to be approved?

      For the election of directors, the affirmative vote of a plurality of the votes cast at the meeting is required. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

      If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will be permitted to exercise voting discretion with respect to the election of directors. Thus, even if you do not give your broker or nominee specific instructions, your shares may be voted in your broker’s or nominee’s discretion. However, because shares held by brokers or nominees will not be considered entitled to vote on matters as to which the brokers withhold authority (so-called “broker non-votes”), broker non-votes will have no effect on the outcome of the election of directors.

Are there any other matters to be acted upon at the meeting?

      We do not know of any other matters to be presented or acted upon at the meeting. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

PROPOSAL AT THE ANNUAL MEETING

Proposal for Election of Directors

     Nominees for Election as Director

      The Company’s Board of Directors currently consists of nine directors divided into three classes, each of which has a three year term, which terms expire in annual succession. Director Ben Plotkin resigned from the Board effective August 16, 2002 and D. Keith Cobb was subsequently appointed to the Board in accordance with the Company’s By-Laws effective January 7, 2003. The Company’s By-Laws provide that the Board of Directors shall consist of no less than seven nor more than twelve directors. A total of four directors will be elected at the Annual Meeting, three of whom will be elected for a term expiring in 2006 and one of whom will be elected for a term expiring in 2005.

      Each of the nominees has consented to serve the terms indicated. If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Except as otherwise indicated, the nominees and directors listed below have had no change in principal occupation or employment during the past five years.

The Directors Standing For Election Are:

TERMS ENDING IN 2006:

JOHN E. ABDO	Director since 1984*

      Mr. Abdo, age 59, is a director and Vice Chairman of the Company, BankAtlantic and BFC Financial Corporation (“BFC”), a public company which owns all of the Company’s Class B Stock and 15.5% of the Company’s Class A Stock. He also serves as President of Levitt Corporation (f/k/a Levitt Companies). He is also the President and Chief Executive Officer of Abdo Companies and Vice Chairman of the Board and a director of Bluegreen Corporation, a public company whose stock is traded on the New York Stock Exchange (“Bluegreen”) and in which the Company has an approximately 40% interest. Mr. Abdo is also a director of Benihana Inc. and the President of the Broward Performing Arts Foundation.

JONATHAN D. MARINER	Director since 2001

      Mr. Mariner, age 48, became the Senior Vice President and Chief Financial Officer of Major League Baseball on March 15, 2002. From December 2000 to March 2002, he served as the Chief Operating Officer of Charter Schools U.S.A., a charter school development and management company. Mr. Mariner was the Executive Vice President and CFO of the Florida Marlins Baseball Club from February 1992 to December 2000. Mr. Mariner is also a director of Steiner Leisure, Ltd., a public company whose stock is traded on NASDAQ.

CHARLIE C. WINNINGHAM, II	Director since 1976*

      Mr. Winningham, age 70, is the President of C.C. Winningham Corporation, a land surveying firm.

TERM ENDING IN 2005:

D. KEITH COBB	Director since 2003

      Mr. Cobb, age 62, has served as a business consultant and strategic advisor to a number of companies since 1996. In addition, Mr. Cobb completed a six-year term on the Board of the Federal Reserve Bank of Miami in 2002. Mr. Cobb spent thirty-two years as a practicing CPA at KPMG, and was Vice Chairman and CEO of Alamo Rent A Car, Inc. from 1995 until its sale in 1996. Mr. Cobb also serves on the boards of Chateau Communities, Inc. (NYSE: CPJ), CRA Qualified Investment Fund (a registered mutual fund) and several private companies.

      THE BOARD OF DIRECTORS RECOMMENDS THAT ALL OF THE NOMINEES BE ELECTED AS DIRECTORS.

Directors Continuing In Office:

TERMS ENDING IN 2005:

BRUNO L. DIGIULIAN	Director since 1985*

      Mr. DiGiulian, age 69, is of counsel to the law firm of Ruden, McClosky, Smith, Schuster & Russell, P.A.

ALAN B. LEVAN	Director since 1984*

      Mr. Levan, age 58, is a director and Chairman of the Board, Chief Executive Officer and President of the Company and BankAtlantic. He was first elected as an officer of BankAtlantic in 1987. Mr. Levan also serves as President, Chairman of the Board and Chief Executive Officer of BFC and as a director and Chairman of the Board of Levitt Corporation and Bluegreen. Alan B. Levan is Jarett Levan’s father.

TERMS ENDING IN 2004

STEVEN M. COLDREN	Director since 1986*

      Mr. Coldren, age 55, is the Chairman and President of Business Information Systems, Inc., a distributor of dictation, word processing and computer equipment and the Chairman of Medical Information Systems Corp., a distributor of hospital computer systems.

MARY E. GINESTRA	Director since 1980*

      Ms. Ginestra, age 78, is a private investor.

JARETT S. LEVAN	Director since 1999

      Mr. Levan, age 29, has served as President of Alternative Delivery of BankAtlantic since May 2002, and was President of BankAtlantic.com, an internet banking division of BankAtlantic, from August 1999 until May 2002. Mr. Levan was the Corporate Secretary of the Company and BankAtlantic from January 1999 until April 2002. Mr. Levan joined BankAtlantic’s Legal Department in January 1998 and served as Director of Investor Relations from January through December 1999. Jarett Levan is the son of Alan B. Levan.

      *Date indicated is date when the named individual became a director of BankAtlantic. Each such director became a director of the Company in 1994 when BankAtlantic reorganized into a holding company structure.

Identification of Executive Officers and Significant Employees

      The following individuals are executive officers of the Company and/or its wholly-owned subsidiaries, BankAtlantic, Levitt Corporation and Ryan Beck & Co., Inc:

Name	Age	Position

Alan B. Levan	58	Chairman of the Board, Chief Executive Officer and President of the Company and BankAtlantic; Chairman of Levitt Corporation
John E. Abdo	59	Vice Chairman of the Company and BankAtlantic, President of Levitt Corporation
Andrea J. Allen	46	Executive Vice President, Operations of BankAtlantic
Lloyd B. DeVaux	50	Executive Vice President and Chief Information Officer of BankAtlantic
Jay R. Fuchs	48	Executive Vice President, Community Banking Division of BankAtlantic; President of BA Financial Services, LLC, a subsidiary of BankAtlantic
Jarett S. Levan	29	President of Alternative Delivery of BankAtlantic
Lewis F. Sarrica	59	Executive Vice President and Chief Investment Officer of BankAtlantic
Marcia K. Snyder	48	Executive Vice President, Corporate Lending Division of BankAtlantic
James A. White	59	Executive Vice President and Chief Financial Officer of the Company and BankAtlantic

      All officers serve until they resign or are replaced or removed by the Board of Directors.

      The following additional information is provided for the executive officers shown above who are not directors of the Company or nominees for directors:

      Andrea J. Allen joined BankAtlantic in May 1989 and became Executive Vice President, Operations and Information Services Division in December 1996. From January 1999 through April 2000, Ms. Allen also served as Executive Vice President of Community Banking. In May 2000, Ms. Allen became Executive Vice President, Operations.

      Lloyd B. DeVaux joined BankAtlantic as an Executive Vice President in June 2001. Prior to joining BankAtlantic, Mr. DeVaux was Senior Executive Vice President and Chief Information Officer of Union Planters in Memphis, Tennessee from 1995 until he joined BankAtlantic.

      Jay R. Fuchs joined BankAtlantic as an Executive Vice President in May 2000. Before joining BankAtlantic, Mr. Fuchs held various executive positions with American Bankers Insurance Group, including President of American Bankers Insurance Company from 1995 to 1999.

      Lewis F. Sarrica joined BankAtlantic in April 1986 and became Executive Vice President, Chief Investment Officer in December 1986.

      Marcia K. Snyder joined BankAtlantic in November 1987 and became Executive Vice President, Commercial Lending Division in August 1989.

      James A. White became Executive Vice President and Chief Financial Officer of the Company and BankAtlantic in January 2000. From 1991 to December 1999, Mr. White was Executive Vice President and Chief Financial Officer of BOK Financial Corporation and Bank of Oklahoma, NA.

      The following individuals are significant employees of the Company’s wholly-owned subsidiaries, Levitt Corporation and Ryan Beck & Co., Inc:

Name	Age	Position

Ben A. Plotkin	47	Chairman of the Board and President of Ryan Beck & Co., Inc.
Paul J. Hegener	62	President of Core Communities, LLC, a subsidiary of Levitt Corporation
Elliott Wiener	68	President of Levitt and Sons, LLC, a subsidiary of Levitt Corporation

      All significant employees serve until they resign or are replaced or removed by the Board of Directors of the relevant entity.

      The following additional information is provided for the significant officers listed above:

      Ben A. Plotkin has been the Chairman, President and Chief Executive Officer of the Company’s subsidiary, Ryan Beck & Co., Inc., since January 1997. Prior to that time, Mr. Plotkin served as Senior Executive Vice President of Ryan Beck from January 1996 through 1997 and Executive Vice President of Ryan Beck from December 1990 through January 1996.

      Paul J. Hegener has been the President of Core Communities, LLC, a subsidiary of Levitt Corporation, since 1992.

      Elliott Wiener has been the President of Levitt and Sons, LLC since 1982. Prior thereto, he had worked in various capacities at Levitt and Sons since 1975.

Directors’ Fees

      Non-employee directors of the Company each received an annual retainer of $30,000 in 2002 with no additional compensation for attendance at Board of Directors’ meetings or meetings of committees on which he or she serves. Directors who are also directors of BankAtlantic (which in 2002 included all directors except Jonathan Mariner and, until his resignation, Ben Plotkin) receive such amount from BankAtlantic and receive no additional amount for their service as a director of the Company. Effective April 1, 2003, the annual retainer was increased to $36,000 per year, and members of the Audit Committee began to receive $4,000 per quarter for their service on that committee. In addition, beginning April 1, 2003 the Chairman of the Audit Committee will receive an additional fee of $1,000 per quarter for service as Chairman. Directors Abdo, DiGiulian and Ginestra serve as trustees of the Company’s pension plan, for which they are compensated directly by the pension plan at the rate of $9,000 per year. In addition, on March 5, 2002 all non-employee directors then serving received options to acquire 5,000 shares of the Company’s Class A Stock under the BankAtlantic Bancorp 2001 Stock Option Plan at an exercise price of $11.18 per share, and on April 1, 2003 all non-employee directors then serving received a grant of options to purchase 5,000 shares of the Company’s Class A Stock under the BankAtlantic Bancorp Amended and Restated 2001 Stock Option Plan at an exercise price of $9.68 per share. All such options vested and became exercisable immediately upon grant. Directors who are also officers of the Company or its subsidiaries do not receive additional compensation for their service as directors or for attendance at Board of Directors’ meetings or committee meetings.

Director and Management Indebtedness

      The Company has not made any loans to its executive officers and directors. While BankAtlantic may make such loans, applicable law requires that all loans or extensions of credit by BankAtlantic to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. All loans made by BankAtlantic to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Committees of the Board of Directors and Meeting Attendance

      The Board met eleven times and executed five unanimous written consents in lieu of meetings during 2002. The Board of Directors has established Audit and Compensation Committees. The Board of Directors does not have a Nominating Committee, but in accordance with the Company’s By-Laws the Board as a whole acts as the Nominating Committee. Each of the members of the Board of Directors attended at least 75% of the meetings of the Board and Committees on which he or she served, except for Jarett Levan, who was present for 73% of such meetings.

      The Audit Committee consists of Jonathan D. Mariner, Chairman, Steven M. Coldren, and, following his election to the Board in January 2003, D. Keith Cobb. Charlie C. Winningham, II served on the Committee throughout 2002 and until March 4, 2003. All current members of the Audit Committee are “independent” within the meaning of the listing standards of the New York Stock Exchange. The Committee met eight times during the 2002 fiscal year. The Audit Committee engages the independent auditors, approves all auditing services and non-audit services to be provided by the independent auditor, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors’ report, reviews the activities and recommendations of the internal auditors, considers comments made by the independent auditors with respect to the Company’s and its subsidiaries’ internal control structure, and reviews internal accounting procedures and controls with the Company’s financial and accounting staff. A Report from the Audit Committee is included at page 17, and the Audit Committee’s Charter is attached as Appendix A.

      The Compensation Committee consists of Bruno L. DiGiulian, Chairman, Mary E. Ginestra, Charlie C. Winningham, II and Steven M. Coldren. The Committee met three times during 2002. The Compensation Committee establishes and implements compensation policies and programs for the executive officers of the Company and BankAtlantic and recommends the compensation arrangements for directors. It also serves as the Stock Option Committee for the purpose of making grants of options under all of the Company’s Stock Option Plans.

Timely Filing of 16(a) Reports

      Based solely upon a review of the copies of the forms furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 2002, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

Certain Relationships and Related Transactions

      The Abdo Companies, a company in which John E. Abdo, Vice Chairman of the Company, is the principal shareholder and CEO, receives monthly management and use of office space fees from Levitt Corporation. BFC received management fees in connection with providing accounting, general and administrative services to Levitt Corporation. The amounts paid may not be representative of the amount that would be paid in an arms-length transaction. Management fees paid to related parties by Levitt Corporation for the year ended December 31, 2002 consisted of $291,240 to the Abdo Companies and $170,000 to BFC.

      The Company is an investor in a privately held technology company located in Boca Raton, Florida which owns 748,000 shares of the Company’s Class A Stock. The Company has a $15 million investment in 3,033,386 shares of the technology company’s common stock, which shares were acquired in October 1999 at an average price per share of $4.95. Both Alan B. Levan and John E. Abdo were directors of the technology company. Alan B. Levan owns or controls direct and indirect interests in an aggregate of 286,709 shares of the technology company’s common stock purchased at an average price of $8.14 and Mr. Abdo owns or controls direct and indirect interests in an aggregate of 368,408 shares of the technology company’s common stock purchased at an average price of $7.69. Jarett Levan has an indirect ownership interest in an aggregate of 350 shares of such common stock, and director Bruno DiGiulian has an indirect ownership interest in 1,754 shares of such common stock. The Company and its affiliates collectively own approximately 7% of the technology company’s outstanding common stock. The technology company also served as an Application Service Provider (“ASP”) for the Company for one customer service information technology application. This ASP relationship was in the ordinary course of business, and fees aggregating $155,248 were paid to the technology company for its services during 2002. The ASP relationship was terminated effective September 2002. During 2001, Mr. Levan and Mr. Abdo resigned from the technology company’s Board of Directors and initiated a lawsuit on behalf of the Company and others against the founder of the technology company, personally, regarding his role in the technology company. The Company and other owners of the shares of the technology company who are parties to the lawsuit will share in the legal fees incurred in connection with the litigation and in any recovery in proportion to their respective interests. In early 2003 the technology company initiated a lawsuit against the Company seeking to have a restrictive legend on its Company Class A Stock removed.

      During 2000, the Company invested $1.2 million in two private limited partnerships managed by BFC. During 2000, approximately $9.8 million of capital was raised by these partnerships, $3.8 million of which was provided by independent third parties. Each of Alan B. Levan, Jarett Levan, Bruno DiGiulian and John Abdo own one or more direct and indirect interests in these partnerships. The Company had a 12.5% equity interest in the two partnerships, and, together with its affiliates, collectively own approximately 61% of the partnerships. During the year ended December 31, 2002 the partnerships distributed substantially all of their assets to the limited partners.

      The Company and its subsidiaries during 2002 utilized certain services of Ruden, McClosky, Smith, Schuster & Russell, P.A. (“Ruden, McClosky”), a law firm to which Bruno DiGiulian is of counsel. Fees aggregating $1,025,791 were paid to Ruden, McClosky by BankAtlantic and Levitt Corporation in 2002. Ruden, McClosky also represents Alan B. Levan and John E. Abdo with respect to certain other business interests.

      Alan B. Levan, Jarett Levan and John E. Abdo have investments or are partners in real estate joint ventures with developers, which developers, in connection with other ventures, have loans from BankAtlantic or are partners with Levitt Corporation.

      Certain officers of Levitt Corporation or its subsidiaries have minority ownership interests in joint venture partnerships in which Levitt is also a limited or general partner. Certain of the Company’s affiliates, including its executive officers, have independently made investments with their own funds in both public and private entities in which the Company holds investments.

      BFC paid BankAtlantic $66,918 during 2002 for office space used by BFC in BankAtlantic’s headquarters and for miscellaneous administrative and other related expenses. BankAtlantic provided certain administrative services to Bluegreen in 2002 without receipt of payment for such services.

      Alan B. Levan is Chairman and John E. Abdo is Vice-Chairman of the Board of each of Bluegreen and BFC.

      The BankAtlantic Foundation is a non-profit foundation established by BankAtlantic. During 2002, the Foundation made donations aggregating $350,000, including $50,000 to the Broward Community College Foundation, $15,000 to the Florida Grand Opera, $8,320 to the Leadership Broward Foundation, $4,250 to ArtServe, $3,000 to the Broward Performing Arts Foundation and $2,500 to the Boys & Girls Club of Broward. Alan B. Levan sits on the Boards of the Broward Community College Foundation and the Florida Grand Opera, Jarett Levan sits on the Boards of the Leadership Broward Foundation and ArtServe, John E. Abdo is President of the Broward Performing Arts Foundation and Charlie C. Winningham, II is on the Board of the Boys & Girls Club of Broward.

      During fiscal 2002, Jarett Levan, a director and son of director, president and CEO Alan B. Levan, was employed by BankAtlantic as President of Alternative Delivery and was paid annual compensation of $181,313 for his services during the year. Alan B. Levan’s daughter, Shelley Levan Margolis, during the year 2002 served as executive director of the BankAtlantic Foundation, receiving annual compensation of $104,823 for such year.

Summary Compensation Table

      Officers of the Company receive no additional compensation other than that paid by the Company’s subsidiaries. The following table sets forth certain summary information concerning compensation paid or accrued by BankAtlantic, Levitt Corporation or Ryan Beck to or on behalf of the Company’s Chief Executive Officer (“CEO”) and each of the four other highest paid executive officers (determined as of December 31, 2002) for the fiscal years ended December 31, 2002, 2001 and 2000:

									Long-Term Compensation

									Awards		Payouts

			Annual Compensation						Restricted
									Stock	Securities
							Other Annual		Award(s)	Underlying	LTIP	All Other
Name and Principal Position	Source	Year	Salary		Bonus		Compensation		($)	Options/SARs(n)	Payouts	Compensation(o)

Alan B. Levan	BankAtlantic	2002	$438,887		$443,800		$9,600	(a)	—	60,000	—	$121,707	(b)
Chairman of the Board	Levitt	2002	83,791		62,500		—		—		—	—
CEO, President;	BankAtlantic	2001	383,405		345,500		7,385	(a)	—	40,000	—	134,030	(b)
Chairman of Levitt	Levitt	2001	—		50,000		—		—		—	—
Corporation	BankAtlantic	2000	387,890		312,624		—		—	60,000	—	137,635	(b)
	Levitt	2000	—		—		—		—		—	—
John E. Abdo	BankAtlantic	2002	211,368		118,004		$18,600	(c)	—	40,000	—	8,040	(d)
Vice Chairman of the	Levitt	2002	263,187		425,000		—		—		—	291,240	(p)
Board, President of	BankAtlantic	2001	181,700		92,836		18,600	(c)	—	30,000	—	6,840	(d)
Levitt Corporation	Levitt	2001	250,000		250,000		—		—		—	291,000	(p)
	BankAtlantic	2000	196,901		99,000		18,600	(c)	—	30,000	—	6,840	(d)
	Levitt	2000	91,000		91,000		—		—		—	475,000	(p)
James A. White	BankAtlantic	2002	312,000		165,984		9,600	(a)	—	25,000	—	8,000	(g)
Executive Vice President,	BankAtlantic	2001	290,385		135,375		9,600	(a)	—	25,000	—	6,800	(g)
Chief Financial Officer	BankAtlantic	2000	246,154		225,000	(e)	67,505	(f)	—	35,000	—	6,800	(g)
Lloyd DeVaux	BankAtlantic	2002	300,300		156,156		439,275	(j)	—	25,000	—	8,000	(k)
Executive Vice President	BankAtlantic	2001	161,034	(h)	183,016	(h)	56,336	(j)	$1,398,150 (i)	—	—	6,183	(k)
and Chief Information	BankAtlantic	2000	—		—		—		—	—	—	—
Officer
Jay Fuchs	BankAtlantic	2002	286,408		177,057		9,600	(a)	—	30,000	—	—
Executive Vice President,	BankAtlantic	2001	264,300		137,707		8,492	(a)	—	30,000	—	6,800	(m)
Chief Community	BankAtlantic	2000	168,437	(l)	105,920	(l)	6,240	(a)	—	75,000	—	4,871	(m)
Banking Officer

(a)	Reflects amount paid as auto allowance.
(b)	Includes BankAtlantic contributions of $8,000 in 2002 and $6,800 in each of 2000 and 2001 to its 401(k) savings plan on behalf of Mr. Alan B. Levan, a $40 dividend payment for a Real Estate Investment Trust (“REIT”) controlled by BankAtlantic for 2002, 2001 and 2000 and $113,667 in 2002, $127,190 in 2001 and $130,795 in 2000 representing the value of the benefit received by Mr. Alan B. Levan in connection with premiums paid by the Company for a split-dollar life insurance policy. See “— Split-Dollar Life Insurance Plan”.
(c)	Includes $9,000 per year for service as trustee of the Company’s pension plan, which amount is paid by the pension plan, and $9,600 per year as an auto allowance.
(d)	Includes BankAtlantic contributions of $8,000 in 2002 and $6,800 in each of 2000 and 2001 to its 401(k) savings plan on behalf of Mr. Abdo and a $40 dividend payment for the REIT for 2002, 2001 and 2000.
(e)	Includes a $100,000 hiring bonus paid to Mr. White upon commencement of his employment in January 2000 which is subject to pro rata repayment by Mr. White if he resigns during the first four years of employment.
(f)	Includes moving expenses of $56,484 paid to Mr. White as reimbursement for his expenses in relocating to South Florida, $1,569 to reimburse Mr. White for his COBRA expenses and $9,452 auto allowance.
(g)	BankAtlantic contributed $8,000 in 2002 and $6,800 in each of 2000 and 2001 to its 401(k) savings plan on behalf of Mr. White.
(h)	Mr. DeVaux’s employment with BankAtlantic commenced on June 4, 2001. Prior to that date, Mr. DeVaux was not employed by the Company. Accordingly, amounts shown in the table for Mr. DeVaux for 2001 reflect only the amounts earned by him from June 4, 2001 to December 31, 2001. Amount listed under “Bonus” in 2001 includes a $100,000 hiring bonus paid to Mr. DeVaux upon the commencement of his employment in June 2001.
(i)	Mr. DeVaux was granted 195,000 restricted shares of the Company’s Class A Stock in connection with the commencement of his employment which vest at a rate of 10% per year for 10 years beginning one year from Mr. DeVaux’s employment date, subject to acceleration in the circumstances described below under “Employment Agreements.” The amount listed in the table is the fair market value of such shares on the date of grant, based on the closing price of the Company’s Class A Stock of $7.17 on such date. The fair market value of the 175,500 unvested shares as of December 31, 2002 was $1,658,475, based on the per share closing price of the Company’s Class A Stock of $9.45 on such date. An amount equal to the cash dividends paid on such shares will be paid to Mr. DeVaux.

(j)	Includes, for 2002, $9,600 auto allowance, $358,800 paid as a gross-up for taxes due on vested restricted shares (as more fully described above) and $70,875 in relocation expenses. For 2001, includes $5,354 auto allowance and $50,982 in relocation expenses.
(k)	BankAtlantic contributed $8,000 in 2002 and $6,183 in 2001 to its 401(k) savings plan on behalf of Mr. DeVaux.
(l)	Mr. Fuchs’ employment with BankAtlantic commenced on May 2, 2000. Prior to that date, Mr. Fuchs was not employed by the Company. Accordingly, amounts shown in the table for Mr. Fuchs for 2000 reflect only the amounts earned by him from May 2, 2000 to December 31, 2000.
(m)	BankAtlantic contributed $$6,800 in 2001 and $4,871 in 2000 to its 401(k) savings plan on behalf of Mr. Fuchs.
(n)	All options are to purchase shares of the Company’s Class A Stock.
(o)	The Company provides the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and not included in this column pursuant to SEC rules.
(p)	Payments were made to the Abdo Companies, Inc., a company controlled by Mr. Abdo. See “Certain Relationships and Related Transactions.”

Option Grants in 2002

      The following table sets forth information concerning individual grants of stock options to the named executives in the Summary Compensation Table pursuant to the Company’s stock option plans during the fiscal year ended December 31, 2002. The Company has not granted and does not currently grant stock appreciation rights.

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options	Exercise		Price Appreciation for
	Underlying	Granted to	Price		Option Term(2)
	Options	Employees in	Per	Expiration
Name	Granted(1)	Fiscal Year	Share	Date	5%($)	10%($)

Alan B. Levan	60,000	7.9%	$11.18	3/4/12	$421,863	$1,069,082
John E. Abdo	40,000	5.3	11.18	3/4/12	281,242	712,722
James A. White	25,000	3.3	11.18	3/4/12	175,776	445,451
Lloyd DeVaux	25,000	3.3	11.18	3/4/12	175,776	445,451
Jay Fuchs	30,000	3.9	11.18	3/4/12	210,931	534,541

(1)	All option grants are in Class A Stock. All options vest in 2007.
(2)	Amounts for the named executive have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the remaining term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. The dollar amounts set forth in these columns are the result of calculations based upon assumed rates of annual compounded stock price appreciation specified by regulation and are not intended to forecast actual future appreciation rates of the Company’s stock price.

Aggregated Option Exercises in 2002 and Year-End Option Values

      The following table sets forth as to each of the named executive officers information with respect to option exercises during 2002 and the status of their options on December 31, 2002: (i) the number of shares of Class A Stock underlying options exercised during 2002, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and non-exercisable stock options held on December 31, 2002 and (iv) the aggregate dollar value of in-the-money exercisable options on December 31, 2002.

			Number of Securities		Value of Unexercised In-the-
	Number of		Underlying Unexercised		Money Options on
	Class A Shares		Options on 12/31/02		12/31/02(1)
	Acquired Upon	Value Realized
Name	Exercise of Option	Upon Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable

Alan B. Levan	0	$0	1,109,939	253,983	$6,698,844	$795,697
John E. Abdo	0	0	532,962	169,000	3,341,442	475,221
James A. White	0	0	12,000	73,000	66,150	269,905
Lloyd DeVaux	0	0	0	25,000	0	0
Jay Fuchs	0	0	0	135,000	0	599,400

(1)	Based upon a fair market value of $9.45 at December 31, 2002, which was the closing price for Class A Stock as reported on the New York Stock Exchange on December 31, 2002.

Employment Agreements

      Effective January 1, 2000, the Company and BankAtlantic entered into an employment agreement with James A. White relating to his employment as Executive Vice President and Chief Financial Officer. The agreement is for a term of four years and provides Mr. White with an annual base salary of $250,000 with discretionary annual adjustments. Mr. White was granted initial stock options to purchase 20,000 shares of the Company’s Class A Stock at the then market price. Mr. White is eligible to receive annual bonuses based upon mutually determined performance goals. Mr. White was paid $100,000 as a signing bonus in the form of a forgivable non-interest bearing loan which has been and will continue to be forgiven ratably over the four year term. Mr. White’s employment may be terminated with or without cause at any time. If Mr. White is terminated without cause, then the Company and BankAtlantic must pay Mr. White his then current annual base salary for the remainder of his employment term.

      By letter agreement dated April 18, 2001 and effective June 4, 2001, BankAtlantic entered into an employment agreement with Lloyd DeVaux relating to his employment as Executive Vice President and Chief Information Officer. The agreement provides Mr. DeVaux with an annual base salary of $288,750, with discretionary annual adjustments and incentive compensation based on the achievement of certain performance goals of up to 50% of base salary, which maximum incentive compensation amount was payable in full for 2002 and on a pro rata basis for 2001. Mr. DeVaux also received a one-time payment of $100,000 and 195,000 restricted shares of the Company’s Class A Stock, which restricted shares vest 10% per year for 10 years beginning one year from Mr. DeVaux’s employment date, subject to acceleration in the circumstances described below. Mr. DeVaux is entitled to the dividends on all such shares as such dividends are paid. In the event of a change of control of BankAtlantic, which is defined as 50% or more of BankAtlantic’s stock being acquired by a third party which did not, as of the date of Mr. DeVaux’s employment, hold such stock, any unvested restricted shares vest immediately. In addition, if Mr. DeVaux resigns within one year after such change of control, or if his employment is terminated without cause prior to December 31, 2004, he will be entitled to a payment equal to two times his annual salary plus two times the higher of his preceding two years’ cash incentive compensation. In the event that Mr. DeVaux’s employment is terminated without cause prior to December 31, 2004, 78,000 restricted shares, in addition to those which have theretofore vested, will immediately vest. If Mr. DeVaux’s employment is terminated without cause after December 31, 2004, he will be entitled to a payment equal to his annual salary plus the higher of his preceding two years’ cash incentive compensation, and 39,000 restricted shares, in addition to those which have theretofore vested, will immediately vest.

Annual Incentive Program

      Each of the executive officers named in the Summary Compensation Table, above, is eligible for a bonus which is determined based upon the achievement of certain specified individual and corporate competencies or goals. These competencies and goals are established each year for each such officer, and the Compensation Committee reviews the performance of each officer against such competencies and goals each year. The amounts set forth under “Bonus” in the Summary Compensation Table, above, is the amount earned by each officer named in the table under this bonus program with respect to 2002.

Retirement Benefits

      Alan B. Levan and John E. Abdo are participants in the Retirement Plan for Employees of BankAtlantic (the “Retirement Plan”), which is a defined benefit plan. Effective December 31, 1998, the Company froze the benefits under the Retirement Plan. Participants who were employed at December 31, 1998, or who had been terminated in the Company’s reduction in force that took place in December 1998 became fully vested in their benefits under the Retirement Plan. While the Retirement Plan is frozen, there will be no future benefit accruals. None of the other individuals named in the Summary Compensation Table is a participant in the Retirement Plan. The Retirement Plan is designed to provide retirement income based on an employee’s salary and years of active service, determined as of December 31, 1998. The cost of the Retirement Plan is paid by BankAtlantic and all contributions are actuarially determined. BankAtlantic’s contributions to the Retirement Plan for benefits to be paid to Mr. Alan B. Levan and Mr. Abdo cannot readily be separated or individually calculated by the Plan’s actuaries. At December 31, 1998, Mr. Alan B. Levan had 26 years of service credited under the Retirement Plan and Mr. Abdo had 14 years of service credited under the Plan.

      In general, the Retirement Plan provides for monthly payments to or on behalf of each covered employee upon such employee’s retirement (with provisions for early or postponed retirement), death or disability. As a result of the freezing of future benefit accruals, the amount of the monthly payments is based generally upon two factors: (1) the employee’s average regular monthly compensation for the five consecutive years out of the last ten years ended December 31, 1998, or prior retirement, death or disability, that produces the highest average monthly rate of regular compensation and (2) upon the employee’s years of service with BankAtlantic at December 31, 1998. Benefits are payable for the retiree’s life, with ten years’ worth of payments guaranteed. The benefits are not subject to any reduction for Social Security or any other external benefits.

      In 1996, BankAtlantic amended the Retirement Plan and adopted a supplemental benefit for certain executives, as permitted by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code (the “Code”). This was necessary because of a change in the Code that operated to restrict the amount of the executive’s compensation that may be taken into account for Plan purposes, regardless of the executive’s actual compensation. The intent of the supplemental benefit, when added to the regular Plan benefit, was to provide to certain executives the same retirement benefits that they would have received had the Code limits not been enacted, subject to other requirements of the Code. The approximate targeted percentage of pre-retirement compensation for which Mr. Alan B. Levan will be eligible under the Retirement Plan as a result of the supplemental benefit at age 65 is 33%. No other individuals named in the Summary Compensation Table are entitled to the supplemental benefit. The supplemental benefit also was frozen as of December 31, 1998. Because the percentage of pre-retirement compensation payable from the Retirement Plan to Mr. Alan B. Levan, including the Plan’s supplemental benefit, fell short of the benefit that Mr. Alan B. Levan would have received under the Plan absent the Code limits, BankAtlantic adopted the BankAtlantic Split-Dollar Life Insurance Plan, an employee benefit plan described below.

      The following table illustrates annual pension benefits at age 65 for various levels of compensation and years of service at December 31, 1998, the date on which Retirement Plan benefits were frozen.

	Estimated Annual Benefits
	Years of Credited Service at December 31, 1998

Average Five Year Compensation at December 31, 1998	5 Years	10 Years	20 Years	30 Years	40 Years

$120,000	$10,380	$20,760	$41,520	$62,280	$83,160
$150,000	13,005	26,010	52,020	78,030	104,160
$160,000 and above	13,880	27,760	55,520	83,280	111,160

Split-Dollar Life Insurance Plan

      BankAtlantic adopted the Split-Dollar Life Insurance Plan (the “Split-Dollar Plan”) in 1996 to provide for additional retirement benefits to Alan B. Levan, whose monthly benefits under the Retirement Plan were limited by changes to the Code. Under the Split-Dollar Plan and its accompanying agreement with Mr. Levan, BankAtlantic arranged for the purchase of an insurance policy (the “Policy”) insuring the life of Mr. Levan. Pursuant to its agreement with Mr. Levan, BankAtlantic will make premium payments for the Policy. The Policy is anticipated to accumulate significant cash value over time, which cash value is expected to supplement Mr. Levan’s retirement benefit payable from the Retirement Plan. Mr. Levan owns the Policy but BankAtlantic will be reimbursed for the amount of premiums that BankAtlantic pays for the Policy upon the earlier of his retirement or death. The portion of the amount paid in prior years attributable to the 2000, 2001 and 2002 premiums for the Policy that is considered compensation to Mr. Levan is included in the Summary Compensation Table. The Split-Dollar Plan was not included in the freezing of the Retirement Plan and BankAtlantic has continued to make premium payments for the Policy since 1998.

Compensation Committee Interlocks and Insider Participation

      The Board of Directors has designated Directors DiGiulian, Winningham, Coldren and Ginestra, none of whom are employees of the Company or any of its subsidiaries, to serve on the Compensation Committee. Director DiGiulian is of counsel to Ruden, McCloskey, a law firm to which certain of the Company’s subsidiaries paid fees aggregating $1,025,791 in 2002. The Company’s executive officers are also executive officers of BankAtlantic or Levitt Corporation and are compensated by those subsidiaries, as applicable, and receive no additional compensation from the Company.

COMPENSATION COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

      The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

Executive Officer Compensation

      The Company’s compensation program for executive officers consists of three key elements: a base salary, an incentive bonus and periodic grants of stock options. In addition, a long-term incentive compensation program was formerly offered to executive officers, and Messrs. Alan B. Levan and Abdo continue to receive compensation deferred in prior years under that program. The Compensation Committee believes that this approach best serves the interests of shareholders by ensuring that executive officers are compensated in a manner that advances both the short and long term interests of the Company and its shareholders. Thus, compensation for the Company’s executive officers involves a portion of pay which depends on incentive payments which are generally earned based on an assessment of performance in relation to corporate goals, and stock options, which directly relate a significant portion of an executive officer’s long term remuneration to stock price appreciation realized by the Company’s shareholders. Messrs. Alan B. Levan and John Abdo each hold positions in, and therefore receive compensation from, both BankAtlantic and Levitt Corporation.

Base Salary

      The Company offers competitive salaries based on a review of market practices and the duties and responsibilities of each officer. In setting base compensation, the Compensation Committee periodically examines market compensation levels and trends observed in the labor market. Market information is used as an initial frame of reference for annual salary adjustments and starting salary offers. Salary decisions are determined based on an annual review by the Compensation Committee with input and recommendations from the CEO. Base salary determinations are made based on, among other things, the decision making responsibilities of each position, and the contribution, experience and work performance of each executive officer.

Annual Incentive Program

      The Company’s management incentive program is designed to motivate executives by recognizing and rewarding performance. The annual incentive program is a discretionary bonus plan used to compensate executives generally based on the Company’s profitability and the achievement of individual performance competencies and goals. Generally, a minimum corporate profitability threshold must be achieved before any bonus will be paid.

      Each participant’s bonus is intended to take into account corporate and individual components, which are weighted according to the executive’s sphere of responsibility. Discretionary bonuses of $1,548,501 were paid to the named executive officers based on their individual performances during 2002.

Stock Options

      Executive officers of the Company were granted stock options to purchase Class A Stock during 2002. All of the stock options were granted with an exercise price equal to at least 100% of the market value of the Class A Stock on the date of grant. The higher the trading price of the Class A Stock, the higher the value of the stock options. The granting of options is totally discretionary and options are awarded based on an assessment of an executive officer’s contribution to the success and growth of the Company. Grants of stock options to executive officers, including the named executive officers (other than the CEO), are generally made upon the recommendation of the CEO based on the level of an executive’s position with the Company, BankAtlantic, Levitt Corporation or Ryan Beck & Co., Inc., an evaluation of the executive’s past and expected performance, the number of outstanding and previously granted options and discussions with the executive. The Board of Directors believes that providing executives with opportunities to acquire an interest in the growth and prosperity of the Company through the grant of stock options will enable the Company to attract and retain qualified and experienced executive officers and offer additional long term incentives. The Board of Directors believes that utilization of stock options more closely aligns the executives’ interests with those of the Company’s shareholders, since the ultimate value of such compensation is directly dependent on the stock price.

Long-Term Incentive Plan

      The Long-Term Incentive Compensation Plan was formerly the primary vehicle for providing long-term compensation to those officers who had a material impact on creating shareholder value. Executive officers were eligible to receive on an annual basis, subject to five year vesting, deferred compensation if certain long-term corporate profits were achieved. No further awards are anticipated to be made under this program, and no such awards were made in 2002. Previously-earned deferred compensation in the amount of $20,000 was paid to each of Mr. Alan B. Levan and Mr. Abdo during 2002. No amounts were paid under this plan during 2002 to any of the other named executive officers.

Compensation of the Chairman and Chief Executive Officer

      As previously indicated, the Compensation Committee believes that the Company’s total compensation program is appropriately based upon business performance, market compensation levels and personal performance. The Compensation Committee reviews and fixes the base salary of the CEO at both BankAtlantic and Levitt Corporation based on those factors described above for other executive officers as well as the Compensation Committee’s assessment of Mr. Alan B. Levan’s past performance as CEO and its expectation as to his future contributions. In 2002, Mr. Alan B. Levan received a 4% base salary increase from BankAtlantic and commenced receiving a base salary from Levitt Corporation. This increase was consistent with the increases given to other members of executive management and was considered appropriate based on Mr. Levan’s efforts and contributions to the Company.

      As discussed under “— Split-Dollar Life Insurance Plan,” Mr. Alan B. Levan benefited from the establishment of a “Split-Dollar Life Insurance Plan.” This plan was originally established to restore retirement benefits which were limited under changes to the Internal Revenue Code (the “Code”). Mr. Alan B. Levan is currently the only participant under this Split-Dollar Life Insurance Plan and his 2000, 2001 and 2002 benefits are shown in the Summary Compensation Table. The Split-Dollar Plan was not included in the freezing of the pension plan.

      The Compensation Committee also took note of Mr. Alan B. Levan’s leadership during 2002. Specifically, it acknowledged his successful leadership in the building of the current management team, continuing to increase the visibility of and institutional interest in the Company and creating and leading BankAtlantic’s branding initiative. The Committee believes that the Company’s 2002 results (net earnings of $50.3 million, an increase of 57% over the prior year) were largely the results of his efforts and awarded him an aggregate bonus of $506,300. Future salary increases and bonuses will continue to reflect the amounts paid to chief executive officers at other public companies, as well as the Company’s financial condition, operating results and attainment of strategic objectives.

Internal Revenue Code Limits on Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

      The Compensation Committee believes that it is generally in the Company’s best interest to attempt to structure performance-based compensation, including stock option grants or performance-based restricted stock or restricted stock unit awards and annual bonuses, to executive officers who may be subject to

Section 162(m) in a manner that satisfies the statute’s requirements. However, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation. Accordingly, the Compensation Committee reserves the authority to approve non-deductible compensation in appropriate circumstances. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Submitted by the Members of the Compensation Committee:

          Bruno L. DiGiulian, Chairman

          Charlie C. Winningham, II
          Mary E. Ginestra
          Steven M. Coldren

Shareholder Return Performance Graph

      Set forth below is a graph comparing the cumulative total returns (assuming reinvestment of dividends) for the Class A Stock, the Standard and Poor’s 500 Stock Index and Nasdaq Bank Stocks and assumes $100 is invested on December 31, 1997.

Comparison of Five Year Cumulative Total Return

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Standard and Poor’s 500 Stock Index	129.03	156.28	142.38	125.58	97.76
Nasdaq Bank Stocks	99.36	95.51	108.94	117.96	120.60
BankAtlantic Bancorp, Inc.	50.16	37.83	35.09	87.18	90.89

AUDIT COMMITTEE REPORT

      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

      The charter of the Audit Committee of the Board of Directors, as revised in March 2003, specifies that the purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and regulatory compliance;

•	Monitor the qualifications, independence and performance of the Company’s independent auditors and internal audit function; and

•	Provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

      In carrying out these responsibilities, the Audit Committee, among other things:

•	Monitors preparation of quarterly and annual financial reports by the Company’s management;

•	Supervises the relationship between the Company and its independent auditors, including making decisions with respect to their appointment or removal, reviewing the scope of their audit services, approving significant non-audit services, and confirming the independence of the independent auditors; and

•	Oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance and conflicts of interests and review of the Company’s internal auditing program.

      A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

      The Audit Committee is currently composed of three independent directors. During 2002, the members of the Committee were Steven Coldren, Chairman, Jonathan Mariner and Charlie Winningham, II. Jonathan Mariner became Chairman of the Committee in November 2002. D. Keith Cobb became a member of the Committee in January 2003, replacing Charlie Winningham II, who resigned from the Committee effective following the Committee’s March 4, 2003 meeting. The Board of Directors, in its business judgment, has determined that each Audit Committee member is “independent” as such term is defined by New York Stock Exchange listing standards.

      The Audit Committee held eight meetings during 2002. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and the Company’s independent auditors for 2002, KPMG LLP (“KPMG”). The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits and met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls. The Audit Committee also took a lead role in interviewing and reviewing presentations by all of the four major accounting firms prior to its decision in January 2003 to engage PricewaterhouseCoopers LLP for the Company’s fiscal 2003 audit.

      The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2002 with management, internal auditors and KPMG.

      The Audit Committee also discussed with the independent auditors matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG its independence from the Company. When considering KPMG’s independence, the Audit Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to KPMG for audit and non-audit services.

      Based on these reviews and meetings, discussions and reports, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2002 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Submitted by the Members of the Audit Committee:

          Jonathan D. Mariner, Chairman

          Steven M. Coldren
          D. Keith Cobb

Audit and Non-Audit Fees.

      Audit Fees. The aggregate fees for professional services rendered by KPMG in connection with their audit of the Company’s consolidated financial statements, the financial statements of the Company’s subsidiaries and reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the 2002 fiscal year were approximately $878,400. KPMG also served as independent auditor for BFC for the 2002 fiscal year. The aggregate fees for professional services rendered by KPMG in connection with their audit of BFC’s consolidated financial statements and reviews of the consolidated financial statements included in BFC’s Quarterly Reports on Form 10-Q for the 2002 fiscal year were approximately $92,000.

      All Other Fees. The aggregate fees for all other services rendered by KPMG in the 2002 fiscal year were approximately $628,600 and can be sub-categorized as follows:

Attestation Fees. The aggregate fees for attestation services rendered by KPMG for matters such as comfort letters and consents related to SEC and other registration statements, audits of employee benefit plans, agreed-upon procedures, due diligence pertaining to acquisitions and consultation on accounting standards or transactions were approximately $374,100.

Other Fees. The aggregate fees for all other services, such as consultation related to tax planning and compliance, improving business and operational processes and regulatory matters, rendered by KPMG in the 2002 fiscal year were approximately $254,500.

      The Audit Committee has determined that the provision of the services, other than audit services, described above are compatible with maintaining the principal independent auditor’s independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of the Company

      The following table sets forth, as of April 1, 2003, certain information as to Class A Stock and Class B Stock beneficially owned by persons owning in excess of 5% of the outstanding shares of such Stock. Management knows of no person, except as listed below, who beneficially owned more than 5% of the Company’s outstanding Class A Stock or Class B Stock as of April 1, 2003. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission (the “SEC”) and with the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under “Security Ownership of Management,” in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of Common Stock (1) over which he or she has or shares, directly or indirectly, voting or investment power, or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after April 1, 2003. As used herein, “voting power” is the power to vote, or direct the voting of, shares and “investment power” includes the power to dispose, or direct the disposition of, such shares. Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

		Amount and
		Nature of
Title of	Name and Address of	Beneficial
Class	Beneficial Owner	Ownership	Percent of Class

Class A Common Stock	Putnam LLC d/b/a Putnam Investments One Post Office Square Boston, Massachusetts 02109	4,056,609 (1)	7.5%
Class A Common Stock	BFC Financial Corporation 1750 E. Sunrise Blvd. Ft. Lauderdale, Florida 33304	8,296,891 (2)	15.5%
Class B Common Stock	BFC Financial Corporation 1750 E. Sunrise Blvd. Ft. Lauderdale, Florida 33304	4,876,124 (2)	100%

(1)	Putnam LLC d/b/a Putnam Investments (“Putnam”) filed Schedule 13G on February 14, 2003. Putnam is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, as amended. The Schedule 13G is filed on behalf of Putnam and Marsh & McLennan Companies, Inc., of 1166 Avenue of the Americas, New York, NY 10036 (“MMC”), Putnam Investment Management, LLC (“PIM”) and The Putnam Advisory Company (“PAC”), the latter two of which have the same address as Putnam. The Schedule 13G states that Putnam has shared voting power over 1,291,00 shares and shared dispositive power over 4,056,609 shares, PIM has shared voting power over 16,300 shares and shared dispositive power over 1,576,910 shares and PAC has shared voting power over 1,274,700 shares and shared dispositive power over 2,479,699 shares.
(2)	BFC has sole voting and dispositive power over all shares listed. BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo, who collectively may be deemed to have an aggregate beneficial ownership of 68.6% of the outstanding common stock of BFC. Mr. Alan B. Levan serves as Chairman, President and CEO of the Company, BankAtlantic and BFC and Mr. John E. Abdo serves as Vice Chairman of the Company, BankAtlantic and BFC. Mr. Abdo is also President of Levitt Corporation.

Security Ownership of Management

      Listed in the table below are the outstanding securities beneficially owned as of April 1, 2003 by (i) all directors, (ii) named executive officers identified in the Summary Compensation Table included elsewhere herein and (iii) directors and executive officers as a group. The address of all parties listed below is 1750 E. Sunrise Blvd., Ft. Lauderdale, FL 33304.

	Class A		Class B
	Common		Common
	Stock		Stock
	Ownership		Ownership	Percent of	Percent of
	as of		as of	Class A	Class B
Name of Beneficial Owner	April 1, 2003		April 1, 2003	Common Stock	Common Stock

BFC Financial Corporation(1)	8,296,891		4,876,124	15.50%	100%
Alan B. Levan(1)(6)	1,133,251	(2)	0 (2)	2.07	0
John E. Abdo(1)	589,493	(5)(7)	0	1.09	0
Bruno L. DiGiulian	93,490	(4)(5)	0	*	0
Charlie C. Winningham, II	202,193	(3)(5)	0	*	0
Steven M. Coldren	59,058	(3)(5)	0	*	0
Mary E. Ginestra	117,640	(5)	0	*	0
D. Keith Cobb	5,000	(5)	0	*	0
Jonathan D. Mariner	16,400	(5)	0	*	0
James A. White	18,666	(5)	0	*	0
Lloyd DeVaux	195,000	(8)	0	*	0
Jarett S. Levan(6)	171		0	*	0
Jay Fuchs	345,912	(9)	0	*	0
All directors and executive officers of the Company and BankAtlantic, as a group (15 persons, including the individuals identified above)	11,518,931	(10)	4,876,124	20.62%	100%

*	Less than one percent of the class.

(1)	BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo, who collectively may be deemed to have an aggregate beneficial ownership of 68.6% of the outstanding common stock of BFC. Mr. Alan B. Levan serves as Chairman, President and CEO of the Company, BankAtlantic and BFC and Mr. John E. Abdo serves as Vice Chairman of the Company, BankAtlantic and BFC. Mr. Abdo is also President of Levitt Corporation.
(2)	Mr. Alan B. Levan may be deemed to be the beneficial owner of the shares of Class A Stock and Class B Stock beneficially owned by BFC by virtue of Mr. Alan B. Levan’s control of Levan Enterprises, Ltd. These shares are not included in the number set forth above. Mr. Alan B. Levan may also be deemed to beneficially own, and the number set forth above includes, 1,109,939 shares of Class A Stock which can be acquired within 60 days pursuant to stock options, 10,481 shares of Class A Stock held in the BankAtlantic 401(k) Plan and 368 shares of Class A Stock held by Levan Enterprises, Ltd.
(3)	Shares beneficially owned by the indicated director and his wife are: Mr. Coldren — 1,225 shares of Class A Stock and Mr. Winningham — 109,703 shares of Class A Stock. These directors share voting and investment power with respect to these shares.
(4)	Mr. DiGiulian’s wife beneficially owns 1,000 shares of Class A Stock.
(5)	Includes beneficial ownership of the following shares which may be acquired within 60 days pursuant to stock options: Mr. DiGiulian — 92,490 shares of Class A Stock; Mr. Coldren — 54,580 shares of Class A Stock; Mrs. Ginestra — 92,490 shares of Class A Stock; Mr. Mariner — 15,000 shares of Class A Stock; Mr. Winningham — 92,490 shares of Class A Stock; Mr. Cobb — 5,000 shares of Class A Stock; Mr. Abdo — 532,962 shares of Class A Stock; Mr. White — 13,666 shares of Class A Stock.
(6)	Mr. Jarett Levan is the son of Mr. Alan B. Levan.

(7)	Includes beneficial ownership of 36,471 shares of Class A Stock held by Mr. Abdo in the BankAtlantic 401(k) Plan.
(8)	Includes 175,500 shares of restricted stock held on behalf of Mr. DeVaux, as to which Mr. DeVaux has voting but no dispositive power.
(9)	Includes beneficial ownership of 194,552 shares of Class A Stock held by Mr. Fuchs in the BankAtlantic 401(k) Plan.

(10)	Includes beneficial ownership of 2,352,553 shares of Class A Stock which may be acquired by executive officers and directors within 60 days pursuant to stock options.

OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than those referred to in the accompanying Notice of Meeting, that may be brought before the Annual Meeting.

INDEPENDENT PUBLIC ACCOUNTANTS

      KPMG served as the Company’s independent public accountants for the year ended December 31, 2002. No representative of KPMG is expected to be present at the Annual Meeting. On January 7, 2003, the Company dismissed KPMG as its independent public accountants, effective upon completion of the audit of the fiscal year ended December 31, 2002. KPMG served as independent public accountants through the filing of all required reports covering operations for fiscal year 2002, including the Annual Report on Form 10-K. The reports of KPMG on the Company’s financial statements for the past two years ended December 31, 2002 and 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that in 2002, the Company changed its method of accounting for goodwill and intangible assets and for gains and losses on the extinguishment of debt and in 2001, the Company changed its method of accounting for derivative instruments and hedging activities. The decision to change accountants was approved by the Audit Committee of the Board of Directors of the Company. In connection with its audits for the two most recent fiscal years ended December 31, 2002 and 2001, and through the date of this proxy statement, there have been no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG would have caused them to make reference thereto in their report on the financial statements for such years.

      PricewaterhouseCoopers LLP has been engaged by the Company’s Audit Committee effective as of January 1, 2003 to serve as independent public accountants for the 2003 fiscal year. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions from shareholders. During the two most recent fiscal years and through January 7, 2003, the Company had not consulted with PricewaterhouseCoopers LLP regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item (a)(1)(v) of Regulation S-K.

ADDITIONAL INFORMATION

      “Householding” of Proxy Material. The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or our transfer agent, American Stock Transfer & Trust Company (“AST”), that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or AST if you hold registered shares. You can notify AST by sending a written request to American Stock Transfer & Trust Company, 59 Maiden Lane – Plaza Level, New York, NY 10038, attention Karen A. Lazar, Vice President.

      Shareholder Proposals for the 2004 Annual Meeting. Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2004 may do so by following the procedures prescribed in SEC Rule l4a-8. To be eligible for inclusion, shareholder proposals must be received by the Company’s Secretary no later than December 17, 2003 at the Company’s main offices, 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304. If such proposal or proposals are in compliance with applicable rules and regulations, they will be included in the Company’s proxy statement and form of proxy for that meeting. Shareholder proposals submitted outside the processes of SEC Rule 14a-8 will be considered untimely if the Company does not receive notice thereof by March 1, 2004. This requirement is separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement.

      Proxy Solicitation Costs. The Company will bear the expense of soliciting proxies and of reimbursing brokers, banks and nominees for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record by such persons. The Company does not currently intend to solicit proxies other than by use of the mail, but certain directors, officers and regular employees of the Company or its subsidiary, BankAtlantic, without additional compensation, may solicit proxies personally or by telephone, fax, special letter or otherwise.

BY ORDER OF THE BOARD OF DIRECTORS

Alan B. Levan
Chairman

April 15, 2003

Appendix A

AUDIT COMMITTEE CHARTER

OF
BANKATLANTIC BANCORP, INC.

AUDIT COMMITTEE MISSION

      The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and regulatory compliance.

•	Monitor the qualifications, independence, and performance of the Company’s independent auditors and internal audit function.

•	Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

      To effectively perform his or her role, each Committee member should have an understanding of the detailed responsibilities of Committee membership.

AUDIT COMMITTEE ORGANIZATION

      The Committee and its members shall meet all applicable requirements of the New York Stock Exchange, or shall have received an exemption therefrom. The Audit Committee shall be comprised of three or more directors as determined by the Board. To the extent required by law, regulation or listing agreement, a member or members of the Audit Committee shall serve as the Company’s “financial expert.” One of the members shall be designated “Chairman.”

      The Committee shall meet quarterly, or more frequently as circumstances dictate.

ROLES AND RESPONSIBILITIES

Financial Statement Review Procedures

1.	Review the Company’s financial press releases, interim financial results and annual audited financial statements prior to filing or distribution. The review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

2.	Discuss with independent auditors its judgment about the quality of the Company’s accounting principles as applied in its financial reporting.

3.	In consultation with management, as well as the Company’s independent auditors, verify that the CEO and CFO have certified that they disclosed to the independent auditors and to the Audit Committee all significant deficiencies in the design or operation of internal controls that could affect the Company’s ability to record, process, summarize and report financial data, any material weaknesses in the internal controls, and any fraud — whether or not material — that involved management or other employees who have a significant role in the Company’s internal controls.

4.	Review the adequacy of the Company’s system of internal controls.

5.	In consultation with management, independent auditors and internal auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial exposures and steps taken by management to monitor, control and report such exposures.

6.	Review significant findings prepared by the independent accountants and the internal auditors, together with management’s responses. Confirm that management has implemented any internal control recommendations made by internal auditors and independent auditors.

7.	The Committee’s job is one of oversight as set forth in this Audit Charter. It is not the duty of the Committee to prepare the Company’s financial statements, to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements and for maintaining internal control, and the independent auditors are responsible for auditing the financial statements.

Independent Auditors

1.	The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of and compensation for the independent auditors or approve any discharge of auditors when circumstances warrant.

2.	Review the independent auditors’ timetable, scope and approach of the quarterly reviews and annual examination of the financial statements. Confirm that the lead partner having primary responsibility for the audit, the audit partner responsible for reviewing the audit and any other individual(s) so required, have been rotated on a periodic basis, as required by applicable law or regulation.

3.	Review and discuss with the independent auditors, as may be required by law or regulation (1) all critical accounting policies and practices to be used, (2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (3) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

4.	Obtain from the independent auditors their annual communication to the Audit Committee in satisfaction of SAS 61 regarding communication with the Audit Committee and, if applicable, any commentary on internal contracts or other recommendations.

5.	Review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

6.	Review and pre-approve all audit and permitted non-audit services provided by the independent auditors. The Chairman of the Committee has the authority to grant pre-approvals for certain permitted non-audit services to the extent permitted by law. All pre-approvals granted by the Chairman of the Committee shall be presented to and reviewed by the full Committee at its next regularly scheduled meeting.

7.	Resolve any financial reporting disagreements between the independent auditors and management.

Internal Auditors

1.	Approve an Annual Risk Assessment and Audit Plan developed by the internal auditors.

2.	Meet quarterly with the internal auditors to gain an understanding of the effectiveness of the internal audit function. These meetings will also serve in evaluating their performance.

3.	Review significant reports prepared by the internal auditors together with management’s response and follow-up to these reports.

4.	The Audit Committee may contract for internal audit services as necessary to assess the adequacy and effectiveness of internal controls, the accuracy of management reporting and compliance with laws, regulations and bank policy. The Audit Committee will set forth the outsourcing vendor’s responsibilities in a written contract, the terms of which comply with the “Interagency Policy Statement of Internal Audit and Internal Audit Outsourcing.”

Compliance with Laws and Regulations

1.	Receive updates quarterly from management and compliance staff regarding compliance with laws and regulations.

2.	Review the findings of any examination by regulatory agencies such as the Federal Reserve, FDIC, Office of Thrift Supervision, or the United States Securities and Exchange Commission.

3.	Review management’s response to regulatory examinations.

Other Committee Responsibilities

1.	Review the Audit Charter annually and submit proposed amendments, if any, to the Board of Directors for review and approval. Ensure that the charter is included within the Company’s proxy statement as required by law or regulation.

2.	Prepare an annual Audit Committee Report for inclusion in the Company’s Annual Proxy Statement that states a formal Audit Charter has been approved and that the Audit Committee has satisfied its responsibility during the year.

3.	Perform other oversight functions as requested by the Board of Directors. Further, the Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

4.	Engage independent counsel and other advisors as they determine necessary to carry out their duties. Management shall provide appropriate funding, as determined by the Audit Committee, for compensating such advisors as well as the audit firm for its audit services.

5.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the activities.

6.	Meet periodically with the internal auditors, the independent auditors and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

7.	Report Audit Committee actions to the Board of Directors with such recommendations as the Audit Committee may deem appropriate.

8.	Establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters. Such procedures shall have provisions designed to protect the confidentiality of any anonymous complaints regarding such matters.

9.	Conduct an annual self-evaluation of the performance of the Committee and report thereon to the Board of Directors.

April 15, 2003

Dear 401(k) Account Holder:

As you know, you are a participant in the 401(k) Plan of BankAtlantic Bancorp, and you have shares of BankAtlantic Bancorp, Inc. (“BBX”) Class A Common Stock allocated to your 401(k) account.

As a participant in the 401(k) BBX Stock Fund, you may direct the voting, at BBX’s Annual Meeting of Shareholders to be held on May 20, 2003 (the “2003 Annual Meeting”), of the shares of BBX’s Class A Common Stock held by the 401(k) Plan Trust and allocated to your account as of April 9, 2003, which is the voting record date (the “Record Date”).

A committee consisting of James White, Lewis Sarrica, Susan McGregor and Anne Chervony administers the 401(k) Plan (the “Committee”). An unrelated corporate trustee for the 401(k) Plan has been appointed, MetLife Bank, N.A. (the “Trustee”).

HOW YOU EXERCISE YOUR VOTING RIGHTS

Because the Trustee is the owner of record of all of the Class A Common Stock held in the Trust, only it may submit an official proxy card or ballot to cast votes for this Class A Common Stock. You exercise your right to direct the vote of Class A Common Stock that has been allocated to your account by submitting a Confidential Voting Instruction Card that will tell the Trustee how to complete the proxy card or ballot for your shares. The Committee is furnishing to you the enclosed Confidential Voting Instruction Card, together with a copy of the Company’s Proxy Statement for the 2003 Annual Meeting, so that you may exercise your right to direct the voting of shares of Class A Common Stock allocated to your account. The Confidential Voting Instruction Card indicates how many shares of Common Stock were allocated to your account, and thus how many votes you have, as of the Record Date. The Confidential Voting Instruction Card also lists the specific proposal to be voted on at the 2003 Annual Meeting.

In order to direct the voting of shares allocated to your account under the 401(k) Plan, you must fill out and sign the enclosed Confidential Voting Instruction Card and return it in the accompanying envelope by May 6, 2003.

The Confidential Voting Instruction Card will be delivered directly to the Trustee who will tally all the instructions received. If your Confidential Voting Instruction Card is received on or before May 6, 2003, the Trustee will vote the number of shares of Class A Common Stock indicated on your Confidential Voting Instruction Card in the manner you direct. The contents of your Confidential Voting Instruction Card will be kept confidential. No one at BankAtlantic, Levitt or BBX will have access to information about anyone’s individual choices.

UNSPECIFIED PROPOSALS

At the 2003 Annual Meeting, it is possible, although very unlikely, that shareholders will be asked to vote on matters other than those specified on the attached Confidential Voting Instruction Card. In such a case, there may not be time to ask you for further voting directions. If this situation arises, the Trustee has a legal duty to decide how to vote all of the shares held in the Trust. In making a decision, it will act solely in the interest of participating employees and their beneficiaries.

IF YOU DO NOT VOTE

The Trustee has a legal duty to see that all voting rights for shares of Common Stock held in the Trust are exercised. If you do not file a Confidential Voting Instruction Card, or if the independent tabulator receives your Confidential Voting Instruction Card after the deadline, the Trustee will decide how to exercise the votes for your shares. In making a decision, it will act solely in the interest of participating employees and their beneficiaries.

This voting direction procedure is your opportunity to participate in decisions that will affect the future of BBX. Please take advantage of this opportunity by completing and signing the Confidential Voting Instruction Card using the self-addressed envelope provided.

Sincerely,

The 401(k) Committee
Enclosure: Proxy Statement

2

CONFIDENTIAL VOTING INSTRUCTION CARD

NAME:

ALLOCATED SHARES:

I, the undersigned, understand that the Trustee is the holder of record and custodian of all shares of BankAtlantic Bancorp, Inc. (the “Company”) Class A Common Stock allocated to my account under the Company’s 401(k) Plan. Further, I understand that my voting directions are solicited on behalf of the Trustee for the Annual Meeting of Shareholders on May 20, 2003. As a named fiduciary with respect to the Company Class A Common Stock allocated to me, I direct you to vote all such Company Class A Common Stock as follows:

1.	The election of three directors for terms of three years each, as listed below:

John E. Abdo, Jonathan D. Mariner, Charlie C. Winningham, II

The election of one director for a term of two years: D. Keith Cobb

FOR ALL NOMINEES (EXCEPT AS INDICATED BELOW) ☐

VOTE WITHHELD AS TO ALL NOMINEES ☐

INSTRUCTION: To withhold your vote for any individual nominee, write that nominee’s name in the space provided:

2.	In the discretion of the Trustee, as to any other matter or proposal to be voted on by the Company’s shareholders at the Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES IN THE LISTED PROPOSAL.

Continued and to be signed on the reverse side

The Trustee is hereby directed to vote any shares allocated to me. I understand that if I sign this form without indicating specific instructions, shares attributable to me will be voted FOR all nominees.

By signing below, I acknowledge receipt of a copy of the Proxy Statement dated April 15, 2003 that was furnished to shareholders of the Company in connection with the Annual Meeting of Shareholders and the accompanying letter dated April 15, 2003 from the Committee appointed to administer the 401(k) Plan.

Dated: , 2003.

PRINT NAME OF 401(k) ACCOUNT HOLDER

SIGNATURE OF 401(k) ACCOUNT HOLDER

PLEASE DATE, SIGN AND RETURN THIS FORM IN THE ENCLOSED ENVELOPE TO BE RECEIVED NO LATER THAN MAY 6, 2003.

THIS REVOCABLE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

BANKATLANTIC BANCORP, INC.
1750 E. SUNRISE BLVD.
FT. LAUDERDALE, FL 33304

     The undersigned hereby appoints James A. White and Alissa E. Ballot, and each of them, acting alone, with the power to appoint his substitute, proxies of the undersigned with all the powers that the undersigned would possess if personally present to cast all votes which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of BankAtlantic Bancorp, Inc. to be held on May 20, 2003 and at any adjournment or postponement thereof, including (without limiting the generality of the foregoing) to vote and act as follows on the reverse side:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

BANKATLANTIC BANCORP, INC.
May 20, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

— Please detach and mail in the envelope provided. —

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1.	Election of four directors, three for a term of three years, and one for a term of two years.	2.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

NOMINEES:
☐	FOR ALL NOMINEES	John E. Abdo	Three year term	THIS PROXY WHEN PROPERLY EXECUTED WILL BE
		Jonathan D. Mariner	Three year term	VOTED IN THE MANNER DIRECTED HEREIN BY THE
☐	WITHHOLD AUTHORITY	Charlie C. Winningham, II	Three year term	UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS
	FOR ALL NOMINEES	D. Keith Cobb	Two year term	MADE, THIS PROXY WILL BE VOTED “FOR” THE
ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1.
☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee name(s) below:

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.